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                                                                      EXHIBIT 11

                                  AMSURG CORP.
                               EARNINGS PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

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
                                                         THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                                   --------------------------------------    ---------------------------------------
                                                                                   PER                                       PER
                                                    EARNINGS         SHARES       SHARE       EARNINGS         SHARES       SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   --------    -----------   -------------   ---------
2005:
Net earnings from continuing operations per
  common share (basic).......................      $     9,986          29,537   $   0.34    $    18,685          29,494   $    0.63
Effect of dilutive securities options........                -             628                         -             600
                                                   -----------   -------------               -----------   -------------

  Net earnings from continuing operations
     per common share (diluted)..............      $     9,986          30,165   $   0.33    $    18,685          30,094   $    0.62
                                                   ===========   =============               ===========   =============

Net earnings per common share (basic)........      $     9,682          29,537   $   0.33    $    18,334          29,494   $    0.62
Effect of dilutive securities options........                -             628                         -             600
                                                   -----------   -------------               -----------   -------------

  Net earnings per common share (diluted)....      $     9,682          30,165   $   0.32    $    18,334          30,094   $    0.61
                                                   ===========   =============               ===========   =============

2004:
Net earnings from continuing operations per
  common share (basic).......................      $     7,823          30,238   $   0.26    $    15,669          30,198   $    0.52
Effect of dilutive securities options........                -             624                         -             649
                                                   -----------   -------------               -----------   -------------

  Net earnings from continuing operations
      per common share (diluted).............      $     7,823          30,862   $   0.25    $    15,669          30,847   $    0.51
                                                   ===========   =============               ===========   =============

Net earnings per common share (basic)........      $     8,234          30,238   $   0.27    $    17,854          30,198   $    0.59
Effect of dilutive securities options........                -             624                         -             649
                                                   -----------   -------------               -----------   -------------

  Net earnings per common share (diluted)....      $     8,234          30,862   $   0.27    $    17,854          30,847   $    0.58
                                                   ===========   =============               ===========   =============
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